Exhibit 99.1

Intelligent Bio Solutions Reports Record Fiscal Second Quarter Revenue Growth of 48% with Reader Sales Surging 104% Year-Over-Year

First half fiscal 2026 revenue surpasses $2 million, up 36% year-over-year

Reader sales more than double to 104% year-over-year for the second quarter, demonstrating razor-razorblade model momentum

Gross profit margins for first half fiscal 2026 increased 10% year-over-year to 49%, reflecting improved operational efficiency

Current assets balance of $12.17 million as of December 31, 2025, including $9.40 million receivable in connection with the private placement of securities that closed on January 2, 2026.

NEW YORK, February 12, 2026 - Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results and operational highlights for the fiscal second quarter and six months ended December 31, 2025, and provided a business update.

“Our second quarter figures demonstrate consistency and solid progress across our business,” said Harry Simeonidis, President and CEO of INBS. “Reader sales more than doubling shows market demand for our non-invasive fingerprint drug testing technology and significantly expands our installed base, the engine for future recurring revenue. Equally important is the 33% growth in cartridge sales, which confirms existing customers are actively using our system and reordering consumables. This is our razor-razorblade model working as designed - hardware placements create the foundation, and consumable sales deliver ongoing revenue. With strong year-over-year growth and first-half revenue exceeding $2 million, we’re building sustainable momentum as we advance our regulatory pathway toward planned U.S. market entry.”

“We are seeing the financial model take shape as intended,” said Spiro Sakiris, CFO of INBS. “104% reader growth in fiscal Q2 is building our installed base, while 33% cartridge growth shows our recurring revenue model gaining traction. We did not get here by chance. These achievements are the result of deliberate, strategic marketing investment aimed at enhancing our market awareness. Our operating expense control and revenue scaling are creating the operational leverage we’ve been targeting. This is complemented by the $9.40 million net proceeds from the private placement of our securities, which funds were received on January 2, 2026, and strongly capitalized our balance sheet. We’re investing in commercial expansion linked to results while maintaining financial discipline - a balance we believe will serve us well through fiscal 2026.”

Product Revenue Breakdown

Three Months Ended December 31, 2025:

●	Reader sales of $246,519, up 104% year-over-year
●	Cartridge sales of $516,754, up 33% year-over-year
●	Other sales of $133,501, up 36% year-over-year
●	Total revenue of $896,774, up 48% year-over-year

Six Months Ended December 31, 2025:

●	Reader sales of $533,432, up 50% year-over-year
●	Cartridge sales of $1.2 million, up 38% year-over-year
●	Other sales of $317,594, up 10% year-over-year
●	Total revenue of $2.01 million, up 36% year-over-year

Fiscal Second Quarter 2026 and Subsequent Highlights

●	Initiated additional clinical studies for FDA 510(k) submission, supporting the Company’s planned entry into the multi-billion-dollar U.S. market, beyond the Forensic Use Only category.
●	Closed a $10.0 million private placement with two healthcare-focused institutional investors priced at-the-market under Nasdaq rules. The net proceeds receivable of $9.40 million were received on January 2, 2026. The Company intends to use the proceeds for working capital and general corporate purposes, including funding our 510(k) submission with the FDA and furthering international market expansion.
●	Announced a new manufacturing partnership expected to improve gross profit margins and drive cost efficiencies across the production process, positioning INBS to benefit from improved unit economics as production volumes scale. The partnership represents a strategic step toward achieving sustainable margin expansion as the business grows.
●	Announced a strategic alliance formed with Vlepis Pty Ltd, an Australian medical technology company specializing in wearable sensing and patch technologies, positioning the Company to enter the fast-growing consumer health monitoring market and broaden revenue opportunities beyond commercial screening into B2B2C and direct-to-consumer channels.
●	Secured a major contract with a leading industrial service provider, demonstrating continued market traction and expanding the Company’s presence in safety-critical industrial sectors where non-invasive drug screening delivers operational value.
●	Provided an updated timeline for anticipated FDA 510(k) submission, reaffirming the Company’s commitment to planned U.S. market entry and progressing through the regulatory pathway that will unlock access to the biggest drug screening market in the world.

The Company generated $896,774 in revenue for the three months ended December 31, 2025, a 48% year-over-year increase. The fiscal second quarter’s performance was distinguished by strong reader sales growth of 104%, more than doubling to $246,519 from $120,787 in the same period the year prior. This substantial increase reflects accelerating market adoption and significantly expands INBS’s installed base, the foundation for generating recurring consumable revenue. Cartridge sales grew 33% year-over-year to $516,754, while accessories and training revenue increased 36% to $133,501, demonstrating strong demand across the product portfolio.

For the six months ended December 31, 2025, INBS generated $2,008,571 in total revenue, representing a 36% year-over-year increase. Reader sales increased 50% year-over-year, to $533,432, driving a significant expansion of the installed base. Cartridge sales grew 38% to $1,157,546, accounting for 58% of total revenue and reflecting strong recurring revenue momentum from the expanding customer base. Other sales increased 10% to $317,594. Gross profit margins for the first half of fiscal 2026 were 49%, up 10% from 39% the same period in 2025, driven by improved operational leverage. The strong first-half performance reflects sustained customer adoption across international markets, with the Company adding 49 new customer accounts in the 6-month period.

INBS’s proprietary fingerprint technology addresses key pain points in drug screening, including privacy and dignity, user experience, and operational efficiency, positioning the Company to capitalize on the growing global demand for non-invasive, rapid drug screening solutions. The second quarter’s reader installation surge creates a growing installed base that management believes will drive sustained cartridge demand in future periods. With proven traction throughout 27 countries and hundreds of customer accounts spanning construction, manufacturing, transportation, mining, and other safety-critical sectors, INBS has established commercial momentum as it enters the second half of fiscal 2026.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the U.S. include construction, manufacturing and engineering, transport and logistics firms, mining, drug treatment organizations, and coroners.

For more information, visit: https://ibs.inc/

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefits from its partnerships and collaborations, and secure regulatory clearance or approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may differ materially from those expressed or implied by such statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” and “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those described in Intelligent Bio Solutions’ public filings with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the date of this release. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact

Intelligent Bio Solutions Inc.
info@ibs.inc

Investor & Media Contact

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com

Financial Tables to Follow

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2025	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$740,371	$1,019,909
Accounts receivable, net	456,657	594,614
Subscription receivable from shareholders, net	9,402,105	-
Inventories	590,246	635,215
Research and development tax incentive receivable	505,172	734,408
Assets held for sale	-	327,500
Other current assets	480,133	826,976
Total current assets	12,174,684	4,138,622
Property and equipment, net	321,741	251,325
Operating lease right-of-use assets	1,887,178	69,520
Intangibles, net	3,269,439	3,790,319
Total assets	$17,653,042	$8,249,786

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,261,236	$4,534,246
Current portion of operating lease liabilities	382,518	84,659
Current employee benefit liabilities	470,486	534,990
Notes payable	13,001	197,146
Total current liabilities	5,127,241	5,351,041
Employee benefit liabilities, less current portion	106,926	84,921
Operating lease liabilities, less current portion	1,529,064	-
Total liabilities	6,763,231	5,435,962
Commitments and contingencies	-

Shareholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 1,238,446 and 1,238,434 shares issued and outstanding, respectively, as of December 31, 2025; 732,338 and 732,326 shares issued and outstanding, respectively, as of June 30, 2025*	12,384	7,323
Treasury stock, at cost, 12 shares as of December 31, 2025 and June 30, 2025*	(1)	(1)
Additional paid-in capital*	79,540,489	65,849,823
Accumulated deficit	(68,193,661)	(62,533,065)
Accumulated other comprehensive loss	(266,079)	(327,944)
Total consolidated Intelligent Bio Solutions Inc. equity	11,093,132	2,996,136
Non-controlling interest	(203,321)	(182,312)
Total shareholders’ equity	10,889,811	2,813,824
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,653,042	$8,249,786

*	Common stock and per share amounts have been retroactively adjusted to reflect a 1-for-10 reverse stock split effected on December 15, 2025, throughout the condensed consolidated financial statements unless otherwise stated.

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)*

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Revenue	$896,774	$607,494	$2,008,571	$1,479,781
Cost of revenue (exclusive of amortization shown separately below)	(437,035)	(384,381)	(1,030,541)	(909,867)
Gross profit	459,739	223,113	978,030	569,914

Other income
Government support income	72,720	133,640	265,987	259,768

Operating expenses
Selling, general and administrative expenses	(2,337,041)	(1,809,114)	(4,996,865)	(3,758,130)
Development and regulatory approval expenses	(522,113)	(506,944)	(1,008,282)	(1,455,696)
Depreciation and amortization	(281,896)	(305,177)	(585,274)	(605,599)
Impairment of long-lived assets	(27,147)	-	(288,927)	-
Total operating expenses	(3,168,197)	(2,621,235)	(6,879,348)	(5,819,425)
Loss from operations	(2,635,738)	(2,264,482)	(5,635,331)	(4,989,743)

Other income (expense), net
Interest expense	(56,209)	(13,502)	(60,112)	(35,829)
Realized foreign exchange loss	-	(750)	-	(801)
Interest income	5,334	21,937	13,838	74,777
Total other income (expense), net	(50,875)	7,685	(46,274)	38,147
Net loss	(2,686,613)	(2,256,797)	(5,681,605)	(4,951,596)
Net loss attributable to non-controlling interest	(9,023)	(7,327)	(21,009)	(16,493)
Net loss attributable to Intelligent Bio Solutions Inc.	$(2,677,590)	$(2,249,470)	$(5,660,596)	$(4,935,103)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	13,149	(143,165)	61,865	73,190
Total other comprehensive income (loss)	13,149	(143,165)	61,865	73,190
Comprehensive loss	(2,673,464)	(2,399,962)	(5,619,740)	(4,878,406)
Comprehensive loss attributable to non-controlling interest	(9,023)	(7,327)	(21,009)	(16,493)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	$(2,664,441)	$(2,392,635)	$(5,598,731)	$(4,861,913)

Net loss per share, basic and diluted*	$(2.82)	$(4.96)	$(6.27)	$(11.82)
Weighted average shares outstanding, basic and diluted*	950,829	453,582	902,761	417,345

*	Common stock and per share amounts have been retroactively adjusted to reflect a 1-for-10 reverse stock split effected on December 15, 2025, throughout the condensed consolidated financial statements unless otherwise stated.